Exhibit 10.6

CERTAIN CONFIDENTIAL INFORMATION INDICATED BY “[***]” HAS BEEN OMITTED FROM THE FILED COPY OF THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

COLLABORATION AGREEMENT

This COLLABORATION AGREEMENT (this “Agreement”) is made and entered into as of November 23, 2021 (the “Effective Date”), by and between InveniAI LLC, a wholly owned subsidiary of [***], a Delaware Incorporated located at 2614 Boston Post Road, Suite 33B, Guilford, CT 06437 (“InveniAI”) and Relief Therapeutics Holding SA, a Switzerland corporation located at Bâtiment F2/F3, Avenue de Sécheron 15, 1202 Genève, Switzerland (“Relief”).

BACKGROUND

WHEREAS, Relief is a biopharmaceutical company whose objective is to provide patients with therapeutic RELIEF in serious diseases with high unmet medical need. They focus on clinical-stage programs based on molecules with a history of clinical use (well-established safety and tolerability) and either initial human activity or efficacy data (proof of concept) or a strong scientific rationale. This allows them to identify molecules where clinical development can be swift (trials with evaluation windows of weeks or months) and cost effective. Relief is seeking technology enabled artificial intelligence (AI) solution from InveniAI to generate testable hypotheses and product concepts (repurposing and reformulation candidates) across rare diseases;

WHEREAS, InveniAI has developed a platform for the identification of potential pharmaceutical product opportunities called Pharma Big Data Innovation Lab (“Platform”), consisting of (i) its proprietary AlphaMeld® platform, which is a cloud-based Artificial Intelligence platform that utilizes proprietary machine learning and deep learning based neural networks to identify product opportunities in therapeutic areas, (ii) cross-functional teams at its Integrated Center of Excellence, and (iii) domain expertise, to generate novel pharmaceutical opportunities and identify potential approaches to development of such concepts;

WHEREAS, InveniAI and Relief desire to initiate a strategic collaboration, wherein InveniAI will use its Platform to help navigate the volume of data for all regulatory agency approved drugs and their associated active ingredients (Active Pharmaceutical Ingredient (API)) and associate to potential rare disease indications, “API-disease combinations” for IND-enabling, development and commercialization by Relief (“Product Concepts”). InveniAI will prioritize top Product Concepts, associated diseases, scientific package and evidence to support the hypotheses.

NOW, THEREFORE, In consideration of the mutual promises and conditions in this Agreement, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1. DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, will have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

1.1. “AB Rated Product” means a product approved by a regulatory agency that has determined the product to be bioequivalent to an existing or already-approved product identified as an Approved Product Concept.

1.2. “Accepted Product Concept” has the meaning ascribed to it in Section 2.5.3.

1.3. “Additional Product Concepts” has the meaning ascribed to it in Section 2.5.3.

1.4. “Affiliate” of a Party means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party, as the case may be, but for only so long as such control exists. As used in this Section 1.2, “control” will mean (i) direct or indirect beneficial ownership of at least fifty percent (50%) of the voting share capital or other equity interest in such Person or (ii) the power to direct the management of such Person by contract or otherwise.

1.5. “Approved Active Pharmaceutical Ingredients (APIs)” has the meaning ascribed to it in the Background to this Agreement.

1.6. “Bankruptcy Laws” means Section 365(n) of Title 11 of the United States Code, the U.S. Bankruptcy Code and any foreign counterparts thereto.

1.7. [***]

1.8. “Business Day” means any day Monday through Friday, provided that if an activity to be performed or an event to occur falls on a Friday, Saturday, Sunday or any other day which is recognized as a national holiday in New York, New York or in Genève, Switzerland, then the activity may be performed or the event may occur on the next day that is not a Friday, Saturday, Sunday or such nationally recognized holiday.

1.9. “Commercialization Payment” has the meaning ascribed to it in Section 5.3.

1.10. “Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party pertaining to a particular objective under this Agreement, the efforts and resources commonly used by a similarly situated (with respect to size, stage of development and assets) company for similar products or product candidates, as applicable, to accomplish a similar objective under similar circumstances exercising reasonable business judgment “Confidential Information” means any confidential or proprietary information or data disclosed by either Party or its Affiliates or Representatives under this Agreement, whether provided in written, oral, graphic, visual, electronic or other form, including any non-public information relating to the Product Concepts, the Development Program, development efforts, new inventions, sources of materials, cost, pricing and other financial information, and IP Rights and Patent information, in each case that is marked or otherwise identified as proprietary or confidential at the time of disclosure, or that the receiving Party should reasonably know to be confidential or proprietary.

1.11. “Control” or “Controlled” means, with respect to any IP Rights, the possession (whether by ownership, license, sublicense or contract, other than pursuant to this Agreement) by a Party or its Affiliates of the right to grant to another Party access, license, sublicense, or other right as provided herein, without violating the terms of any agreement or other arrangement, existing before the Effective Date, with any Third Party.

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1.12. “Deliverables” includes Product Concepts, Accepted Product Concepts, Draft Report, Final Report and any output of the Development Program insofar as it is provided for in Exhibit I and/or incorporates or relies on Relief Confidential Information and Relief IP

1.13. “Development Program” has the meaning ascribed to it in Section 2.5.1.

1.14. “Discloser” means the Party, or its Affiliates or Representatives, which discloses its own Confidential Information.

1.15. “Draft Report” has the meaning ascribed to it in Section 2.2.

1.16. “Effective Date” has the meaning ascribed to it in the Preamble.

1.17. “EU5 Countries” means the United Kingdom, Germany, France, Spain and Italy. For clarity, the United Kingdom remains EU5 Countries after so called Brexit for the purpose of this Agreement.

1.18. “Exclusion List” has the meaning ascribed to it in Section 2.3.

1.19. “Final Report” has the meaning ascribed to it in Section 2.2.3

1.20. “First Commercial Sale” means, with respect to a Accepted Product Concept, the first commercial sale of such Accepted Product Concept by or on behalf of Relief to a Third Party (including wholesalers or distributors), after receipt of Regulatory Approval for such Accepted Product Concept.

1.21. “Force Majeure Event” has the meaning ascribed to it in Section 9.5.

1.22. “FTO” has the meaning ascribed to it in Section 2.2.4.

1.23. “Identification Period” shall mean a period of twelve (12) months from the InveniAI’s receipt of the Product Concept Identification Fees.

1.24. “IND” means Investigational New Drug.

1.25. “Indication Focus” has the meaning ascribed to it in Section 2.1.2.

1.26. “InveniAI Indemnitees” has the meaning ascribed to it in Section 9.2.2.

1.27. “InveniAI IP” means all IP Rights owned or Controlled by InveniAI or its Affiliates either (i) prior to the Effective Date, or (ii) independent of the Development Program or this Agreement (iii) Product Concepts other than Accepted Product Concepts developed under this Agreement.

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1.28. “IP Rights” means all vested, contingent and future intellectual property rights including: (i) all inventions, materials, compounds, compositions, substances, methods, processes, techniques, know-how, technology, data, information, discoveries and materials, including ideas, concepts, formulas, assays, practices, processes, software, devices, techniques, procedures, designs, compositions, constructs, compounds, plans, applications, research, preclinical and clinical data, regulatory information, manufacturing process, scale-up and other technical data, reports, documentation and samples, including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, as well as study designs and protocols; assays and biological methodology and other results of any nature whatsoever, and any Patents, trade secrets, confidential information, proprietary processes, or industrial rights directly or indirectly deriving therefrom; (ii) all trademarks, service marks, copyrights, designs, trade styles, logos, trade dress, and corporate names, including all goodwill associated therewith; and (iii) any work of authorship, regardless of copyrightability, all compilations and all copyrights.

1.29. “Joint Steering Committee” or “JSC” means the joint steering committee established by the Parties as set forth in Section 2.4.1.

1.30. “Losses” has the meaning ascribed to it in Section 9.2.1.

1.31. “Milestone Event” has the meaning ascribed to it in Section 5.2.

1.32. “Milestone Fees” has the meaning ascribed to it in Section 5.2.

1.33. “Milestone Payment” has the meaning ascribed to it in Section 5.2.

1.34. “Mutual NDA” has the meaning ascribed to it in Recitals.

1.35. “Net Sales” means the actual amounts received by Relief or its Affiliates from the sale by Relief, its Affiliates or their licensees of the Accepted Product Concept(s) in the United States, EU5 Countries and Japan to Third Parties, less

1.35.2. net of any of the following to the extent included in such amounts: (a) normal and customary trade and quantity discounts actually given; and, in case of returns or rejections of the product(s), the associated credits and price adjustments; and (b) discounts, rebates, reimbursements, chargeback payments or commissions allowed or granted, and administrative fees paid, to government agencies, managed health care organizations or trade customers, including wholesalers, health care administrators, patient assistance or similar programs, pharmacy benefit managers, health care institutions including hospitals other distributors, pharmacies and other retailers, buying groups, health maintenance organizations, national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, any other providers of health insurance coverage, and group purchasing organizations or other chain buying groups; and

1.35.2. (a) freight, postage, shipping, customs duties and insurance charges; and (b) sales, value-added, and excise taxes, tariffs, and other taxes and government charges invoiced to Third Parties without markup; and (c) fees or other charges paid under the Patient Protection and Affordable Care Act of 2010 or other similar legislation in foreign countries and d) any other items actually deducted from gross invoiced sales amounts as reported by Relief or its Affiliates in their financial statements in accordance with their accounting standards, applied on a consistent basis.

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1.36. “Opt-in Fee” has the meaning ascribed to it Section 5.2.

1.37. “Option Pool” has the meaning ascribed to it in Section 2.2.3.

1.38. “Parties” means Relief and InveniAI and “Party” means either of Relief or InveniAI.

1.39. “Patent(s)” means (a) any and all national, regional and international patents, certificates of invention, applications for certificates of invention, priority patent filings and patent applications, including provisional patent applications, and (b) any renewal, divisional, continuation (in whole or in part), or request for continued examination of any of such patents, certificates of invention and patent applications, and any and all patents (including utility models, petty patents and design patents) or certificates of invention issuing thereon, and any and all reissues, reexaminations, extensions, divisions, renewals, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.40. “Person” means any individual, corporation, partnership, limited liability company, trust, governmental entity, or other legal entity of any nature whatsoever.

1.41. “Platform” has the meaning ascribed to it in the Recitals.

1.42. “Product Concept” has the meaning ascribed to it in the Recitals.

1.43. “Product Concept Identification Fees” has the meaning ascribed to it in Section 5.1.

1.44. “Purpose” has the meaning ascribed to it in Section 8.1.

1.45. “Recipient” means the Party receiving Confidential Information from the other Party or its Affiliates or Representatives.

1.46. “Regulatory Development Path” has the meaning ascribed to it in Section 2.1.3.

1.47. “Regulatory Approval” means the approval of a governmental authority necessary to commercially distribute, sell, market and use a Accepted Product Concept in a given country or regulatory jurisdiction in accordance with applicable laws and regulations.

1.48. “Reformulation Opportunity” has the meaning ascribed to it in Section 2.1.1.

1.49. “Re-Innovation and Reformulation Opportunity” has the meaning ascribed to it in Section 2.1.1.

1.50. “Relief Indemnitees” has the meaning ascribed to it in Section 9.2.1.

1.51. “Relief IP” means (a) all IP Rights owned or Controlled by Relief and its Affiliates (i) prior to the Effective Date, (ii) independent of the Development Program or this Agreement, or (iii) generated without the use of any InveniAI IP or InveniAI Confidential Information and (b) all IP Rights for (i) the Accepted Product Concepts and any content related to Accepted Product Concepts in the Final Report, and/or; (ii) any output of the Development Program insofar as it incorporates or relies on Relief Confidential Information and Relief IP.

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1.52. “Representatives” means employees, officers, agents, subcontractors, consultants, Affiliates and/or any other Person acting on a Party’s behalf, individually or collectively, and which will be exposed to Confidential Information.

1.53. “Senior Executive” has the meaning ascribed to it in Section 9.7.

1.54. “Strategic Considerations” has the meaning ascribed to it in Section 2.1.4.

1.55. “Successor” means any successor to a Party by way of (i) sale of all or substantially all of the assets of a Party, (ii) stock sale or share exchange, or (iii) merger or similar reorganization transaction.

1.56. “Term” has the meaning ascribed to it in Section 7.1.

1.57. “Third Party Claim” has the meaning ascribed to it in Section 9.2.1.

1.58. “Third Party” means any Person other than Relief, InveniAI or their respective Affiliates.

2. IDENTIFICATION AND DELIVERY OF PRODUCT CONCEPTS

2.1. Identification Period. InveniAI, during the Identification Period, will utilize its Platform, and may rely on or incorporate Relief IP and Relief Confidential Information, to: identify Product Concepts across rare diseases that may be suitable for Relief to (a) validate in animal model systems: and (b) conduct IND-enabling studies on the Accepted Product Concepts. InveniAI shall use Commercially Reasonable Efforts to identify Product Concepts in accordance with the timeline described in Exhibit I hereof. Relief may give reasonable cooperation and assistance in InveniAI’s identification activities. InveniAI will provide a monthly overview on its efforts and activities performed during the Identification Period. The Product Concepts will encompass the following considerations:

2.1.1. Active Pharmaceutical Ingredients (APIs) of all approved drugs: 6000+

•	Re-Innovation and Reformulation Opportunity: Alignment of existing API into a new indication with/without new formulation that offers benefit over existing drug by addressing significant unmet need

•	Reformulation Opportunity: Same API, same indication with a novel formulation to offer benefit over existing drug by addressing significant unmet need (for example [***])

2.1.2. Indication Focus on 7000+ orphan diseases

2.1.3. Regulatory Development Path via 505(b)2 development

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2.1.4. Strategic Considerations:

•	Concepts in alignment with Relief’s existing infrastructure:

•	Formulation, development and commercial

•	Defined regulatory path with end points defined with the FDA

•	Availability of patient advocacy group

•	Low investment for clinical trial and quicker path to market (3-5 years)

2.2. Deliverables. InveniAI, by within twelve (12) months of the Effective Date will submit for Relief’s review a draft report (the “Draft Report”) that:

2.2.1. Identifies InveniAI’s hypotheses;

2.2.2. The landscape of up to six (6) Product Concepts identified and prioritized;

2.2.3. Provides target product profiles (TPPs) including design of animal proof of validation study design for up to six (6) Product Concepts (hereinafter the “Option Pool”).

2.2.4. includes a Freedom to Operate analysis (“FTO”), that ascertains by execution of a proper patent and prior art search if the Product Concepts can be used by Relief for the purpose of their clinical development or commercialization worldwide. The FTO is only restricted to patent searches and does not include legal recommendation

Relief may make comments on the Draft Report within sixty (60) days or other period if agreed by the Parties from receipt of Draft Report and InveniAI will create and submit a revised report that makes commercially reasonable efforts to address Relief’s comments within thirty (30) days or other period if agreed by the Parties from receipt of Relief’s comments. (the “Final Report”).

The Parties agree that, in case InveniAI’s activities under Section 2.1 deviate from the timeline described in Exhibit I hereof, each Party shall have the right to request the Joint Steering Committee to discuss the reasons for delay and to discuss and agree in good faith about the required changes to the timeline according to the provision of Section 2.4.

2.3. Exclusion from Collaboration. InveniAI provides in the Exhibit II to this Agreement to Relief the list of rare diseases related to [***] (the “Exclusion List”) to avoid the conflict with InveniAI’s and its sister Affiliate, [***] internal projects. The Exclusion List shall be out of the scope of this Collaboration Program.

2.4. Governance

2.4.1. The Joint Steering Committee (JSC) shall have a total of six (6) members, with three (3) members appointed by Relief and three (3) members appointed by InveniAI to (i) monitor the progress of the collaboration, (ii) ensure the coordination of project and regulatory activities by the respective Parties and timely completion of all work (iii) discuss the selection of Product Concepts. JSC shall meet monthly or as otherwise agreed by the Parties, but no less than six (6) times per year which meetings shall not be more than eight weeks apart. Relief will have the final decision authority on such issues that relate to this collaboration.

2.4.2. The JSC shall be formed within the term of four (4) calendar weeks from the Effective Date.

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2.4.3. The JSC will be able to establish and delegate duties to sub-committees such as joint research committees to oversee and direct particular projects or activities at an appropriate time.

2.5. Product Concept Evaluation.

2.5.1. The Parties shall collaborate through the JSC and as otherwise agreed to by the Parties for InveniAI’s identification activities for the Product Concepts during the Identification Period and during the period set forth in Section 2.6 (the “Development Program”).

2.5.2. Upon delivery of Final Report, Relief will provide a written notice to exercise the right to acquire one or more Product Concepts from the Final Report within a 180-day period. Notwithstanding the foregoing, in case Relief is required to acquire or license-in any IP Right from Third Parties in order to be able to get ownership rights for one or more Product Concepts, the Parties shall discuss and agree in good faith about any longer period of time for Relief to provide the written notice required to get ownership rights for any selected Product Concept.

2.5.3. Upon exercising the right and payment, Relief will get ownership rights for the Product Concepts (“Accepted Product Concepts”). Save the longer period of time agreed pursuant to Section 2.5.2, if Relief does not acquire any Product Concept from the Option Pool within 180 days from delivery of the Final Report, InveniAI will provide 2 additional Product Concepts (the “Additional Product Concepts”) for consideration within an additional term of 90 days. Save any longer period to be agreed between the Parties according to the provision of Section 2.5.2, which shall also apply in relation to the Additional Product Concepts, Relief will have a 180-day period from receiving the Additional Product Concepts to decide whether to exercise its right to acquire the Additional Product Concepts and provide written notice of same. Relief will have no right to acquire the Product Concepts provided in the initial Final Report, in case of requesting additional 2 Product Concepts.

2.5.4. Relief will have the exclusive rights, inter alia, to continue IND-enabling preclinical study and further development of the Accepted Product Concepts only. Accepted Product Concepts are subject to payments of success based milestones in Section 5.2. The Parties agree that Relief shall be responsible for and bear all costs and expenses for intellectual property protection, development and commercialization of any Accepted Product Concepts. Nothing contained in this Agreement will be deemed to be a warranty by either Party that such Party can or will be able to obtain Patents based on the activities conducted under the Development Program.

2.5.5. At all times, Relief and its Affiliates shall have the right, but not the obligation, to totally or partially license the IP rights, commercial rights and any related rights on the Accepted Product Concepts to their licensees, subject to Relief’s payment obligations under Sections 5.2 and 5.3. Subject to 9.12.3, Relief and its Affiliate’s licensee shall benefit at all time of a perpetual license right under the InveniAI IP according to Section 4.1.6.

2.6. Term of Development Program. Subject to Section 2.5.3, the Development Program shall expire upon either of the earlier 1) the date Relief selects Accepted Product Concepts for further development and commercialization; or 2) One hundred and eighty days (180) days following the delivery of Final Report.

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3. EXCLUSIVITY

3.1. Exclusivity. In addition to the restriction set out in Section 4.1 below, InveniAI shall not, itself or through any of its Affiliates or any Third Party, research, develop, make, use, market, license, offer to sell, sell or otherwise commercialize any such Relief IP, including the Accepted Product Concepts and any subject matter related to Accepted Product Concepts in the Final Report, and the Final Report’s core content regarding the Product Concepts (API-disease combinations).

4. INTELLECTUAL PROPERTY

4.1. Ownership of Product Concepts and IP Rights Developed under this Agreement.

4.1.1. Subject to Section 4.1.2, as between the Parties, Relief shall be the sole and exclusive owner of all rights, title and interest in and to the Accepted Product Concepts and any content related to Accepted Product Concepts in the Final Report.

4.1.2. As between the Parties, InveniAI shall be the sole and exclusive owner of all rights, title and interest in and to any improvements or enhancements of the existing InveniAI’s AI methodologies and technology used by InveniAI to perform its obligations hereunder.

4.1.3. Each Party shall take such actions, including executing and delivering IP Rights assignment agreements, as are reasonably requested by the other Party to evidence or perfect the allocation of rights set forth in this Section 4.1.

4.1.4. Each Party may pursue intellectual property protection for its IP Rights as it deems appropriate and at its own expense.

4.1.5. Each Party may license, transfer, assign or otherwise dispose its own IP Rights freely without any restriction unless otherwise specifically set forth in this Agreement.

4.1.6. Subject to Section 9.12, InveniAI grants Relief a non exclusive, upon paying the Opt-in Fee, sub-licensable, free of charge, non transferable licence under the InveniAI IP to the extent necessary to allow Relief to exploit the Accepted Product Concepts and any content related to Accepted Product Concepts in the Final Report worldwide.

4.2. Ownership of IP Rights Developed Outside of this Agreement.

4.2.1. InveniAI has and shall retain all right, title and interest in and to, the InveniAI IP, subject to the rights and licenses granted to Relief and its Affiliates as expressly set forth in this Agreement.

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4.2.2. Relief has and will retain all right, title and interest in and to, the Relief IP, subject to the rights and licenses granted to InveniAI and its Affiliates as expressly set forth in this Agreement.

4.2.3. Except for the rights and licenses expressly granted in this Agreement, InveniAI retains all rights under its intellectual property, including the InveniAI IP, and Relief retains all rights under its intellectual property, including the Relief IP, and no rights shall be deemed granted by one Party to the other Party by implication, estoppel or otherwise.

4.3. Development Program License Grants. Relief hereby grants to InveniAI and its Affiliates a worldwide, non-exclusive, non-transferable and royalty-free license, without the right to sublicense, under Relief IP during the term of the Development Program only to the extent necessary or useful for InveniAI and its Affiliates to use the Relief IP to identify potential Product Concepts for Relief. For clarity, a) InveniAI and its Affiliates are not granted any right or license to use the Relief IP to identify compounds or product opportunities for InveniAI or any of its Affiliates or a Third Party and b) upon expiry of the Development Program the license shall be automatically terminated.

5. FEES AND PAYMENTS

5.1. Product Concept Identification Fees. In consideration of InveniAI’s work to identify Product Concepts to Relief during the Identification Period, Relief shall pay InveniAI, [***] due upon signing this Agreement. For the avoidance of doubt, InveniAI will have no obligation to commence work under this Agreement unless and until Relief pays the Product Concept Identification Fees.

5.2. Milestone Fees. In consideration for the rights granted to Relief hereunder, Relief will make the following payments (each a “Milestone Payment”) to InveniAI for each milestone associated with Accepted Product Concept (each a “Milestone Event”).

Success Based Milestones by Relief for clinical development and commercialization for Accepted Product Concepts:
Milestones paid to InveniAI	Transfer Fee upon Relief’s exercise of the option to acquire the IP Rights related to Accepted Product Concepts (“Opt-in Fee”)	[***]
	Upon issuance or allowance of a valid set of patent claims pertaining to the Accepted Product Concept by the United States Patent & Trademark Office (USPTO)	[***]
	Upon successful completion of a Phase 3 program	[***]
	Regulatory Approval for the Accepted Product Concept in United States	[***]
	Regulatory Approval for the Accepted Product Concept in EU5 Countries	[***]
	Regulatory Approval for the Accepted Product Concept in Japan	[***]
	First Achievement of annual Net Sales related to the Accepted Product Concept: $500M	[***]
	First Achievement of annual Net Sales related to the Accepted Product Concept: $1000M	[***]

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5.3. Commercialization Payment. In further consideration for the services performed for and the rights granted to Relief hereunder, beginning with the First Commercial Sale of each Accepted Product Concept, Relief shall pay to InveniAI in each of the United States, EU5 Countries and Japan and ending on the earlier date of (a) termination of all valid claims of Patents covering a product preventing a Third Party from selling an AB Rated Product in the United States or comparable rating outside of United States, in each of the United States, EU5 Countries, Japan, or (b) the tenth (10th) anniversary of the First Commercial Sale in each of the United States, EU5 Countries and Japan, a royalty rate of [***] ([***])% on Net Sales of the Accepted Product Concept (“Commercialization Payment”) payable to InveniAI sixty (60) days from each financial quarter closing.

5.4. Payment. Relief will report all milestones stated in Sections 5.2 and 5.3 to InveniAI within thirty (30) Business Days of meeting the milestone event. InveniAI will provide an invoice for each payment to Relief appropriately, and Relief will make such payment within sixty (60) days after receipt of the invoice. All payments and expense reimbursements shall be made by Relief in United States Dollars by wire transfer of immediately available funds to an account designated in writing by InveniAI. Any payments made more than thirty (30) days after the date due shall bear interest at the rate permitted by law.

5.5. Taxes. All payments of any amounts pursuant to this Agreement must comply with applicable tax withholding obligations. After reasonable advance notice to the extent practical, Relief has the right to withhold and pay to applicable taxing authorities any amounts required to be withheld by any applicable laws from amounts payable to InveniAI. Relief will promptly provide InveniAI with all relevant information and documentation with respect to the amounts withheld. For clarity, in no event will a) will the withholding payment be summed-up to the amount payable to InveniAI and b) Relief be responsible for the payment of taxes levied on the income of any other Party pursuant to this Section 5.5.

6. REPRESENTATIONS AND WARRANTIES

6.1. Reciprocal Representations. Each Party hereby represents and warrants to the other Party that:

6.1.1. it has the full power and authority to enter into this Agreement and to perform its obligations hereunder, and all required corporate approvals have been obtained;

6.1.2. entering this Agreement will not constitute a breach of any agreement, contract, understanding or obligation, including such Party’s documents of incorporation; and

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6.1.3. it is a corporation duly organized, validly existing under the laws of the jurisdiction of its organization and it has all necessary corporate power and authority to carry on its business as currently conducted or proposed to be conducted; and

6.2. InveniAI’s Representations. InveniAI represents and warrants to Relief that:

6.2.1. Neither the Platform nor the Accepted Product Concepts, nor Relief’s use of the Accepted Product Concepts for its intended purposes will infringe or misappropriate a Third Party’s IP Right;

6.2.2. it has sufficient knowledge, asset and personnel required to perform all of its obligations under this Agreement and use and furnish those knowledge, asset and personnel in performing its obligation under this Agreement, such as but not limited to the regular interactions in the JSC as defined in this Agreement;

6.2.3. it will use its best professional principles and practices in accordance with normally accepted industry standards in performing its obligation under this Agreement; and

6.2.4. it has sufficiently secured information, computing, cyber and communication technology system to prevent any security breach or any other network accidents from occurring which is normally required to the industry that InveniAI belongs to.

6.3. Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED. THE REPRESENTATIONS AND WARRANTIES AND DISCLAIMERS DESCRIBED IN THIS ARTICLE 6 ARE EXCLUSIVE AND SUPERSEDE ANY OTHER WARRANTY LIMITATIONS AND DISCLAIMERS GIVEN BY EITHER PARTY WITH RESPECT TO THE SUBJECT MATTER CONTAINED HEREIN, WHETHER WRITTEN OR ORAL. EACH PARTY EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF PATENTS, OR THE PROSPECTS OR LIKELIHOOD OF DEVELOPMENT OR COMMERCIAL SUCCESS OF ANY ACCEPTED PRODUCT CONCEPT.

7. TERM AND TERMINATION

7.1. Term. The term of this Agreement (the “Term”) will commence on the Effective Date and continue in effect until InveniAI’s receipt of the last payment required by Relief under the Milestone Payments and the Commercialization Payments, unless earlier terminated in accordance with this Article 7 or extended by the Parties by written agreement.

7.2. Termination for Cause. Each Party may terminate this Agreement before the end of the Term upon written notice to the other Party if the other Party is in material breach of this Agreement, and such breaching Party has not cured such breach within ninety (90) days after notice is received by such non-breaching Party regarding such breach. Any such termination will become effective at the end of such ninety (90)-day period unless the breaching Party has cured any such breach prior to the end of such period.

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7.3. Termination for Bankruptcy. Either Party may terminate this Agreement if, at any time, the other Party files in any court or agency pursuant to any statute or regulation of any state or country a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the other Party or of substantially all of its assets; or if the other Party proposes a written agreement of composition or extension of substantially all of its debts; or if the other Party will be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition will not be dismissed within ninety (90) days after the filing thereof; or if the other Party will propose or be a party to any dissolution or liquidation; or if the other Party will make an assignment of substantially all of its assets for the benefit of creditors.

7.4. Effect of Termination.

7.4.1. The expiration or termination of this Agreement for any reason shall not (a) release InveniAI or Relief from any liability which, at the time of such expiration or termination, has already accrued to such Party or which is attributable to a period prior to the effective date of such expiration or termination, (b) excuse Relief from its payment obligations under Sections 5.2 and 5.3 without regard to whether the obligation accrues during or after the Term unless in case of Relief’s termination in accordance with Section 7.2, whereas Relief shall not be responsible to perform its payment obligations after that InveniAI’s breach takes place, or (c) preclude InveniAI or Relief from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement.

7.4.2. All rights and licenses granted under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Bankruptcy Laws, licenses of rights to “intellectual property” as defined under the Bankruptcy Laws. If a case is commenced during the Term by or against a Party under Bankruptcy Laws then, unless and until this Agreement is rejected as provided in such Bankruptcy Laws, such Party (in any capacity, including debtor-in-possession) and its Successors and assigns (including, a trustee) will perform all of the obligations provided in this Agreement to be performed by such Party. If a case is commenced during the Term by or against a Party under the Bankruptcy Laws, this Agreement is rejected as provided in the Bankruptcy Laws and the other Party elects to retain its rights hereunder as provided in the Bankruptcy Laws, then the Party subject to such case under the Bankruptcy Laws (in any capacity, including debtor-in-possession) and its Successors and assigns (including, a Title 11 trustee), will provide to such other Party copies of all information necessary for such other Party to prosecute, maintain and enjoy its rights under the terms of this Agreement promptly upon such other Party’s written request therefor. All rights, powers and remedies of the non-bankrupt Parties as provided herein are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, the Bankruptcy Laws) in the event of the commencement of a case by or against a Party under the Bankruptcy Laws. It is the intention and understanding of the Parties to this Agreement that the rights granted to the Parties under this Section 7.4.2 are essential to the Parties’ respective businesses and the Parties acknowledge that damages are not an adequate remedy.

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8. CONFIDENTIALITY

8.1. Non-Disclosure Obligation. Other than as expressly authorized by this Agreement or otherwise agreed to in writing by the Parties, the Parties agree that the Recipient undertakes to treat and maintain, and ensure that its Representatives will treat and maintain, in strict confidence and secrecy, Confidential Information that is disclosed to it by the Discloser, will keep in confidence the existence and contents of this Agreement, and will not disclose, publish, or disseminate in any manner, any of Discloser’s Confidential Information to a Third Party other than to those of its Representatives with a need to know the same for the purpose of performing its activities and obligations under this Agreement (the “Purpose”). Recipient will, in performing its duties and obligations hereunder, use at least the same degree of care as it does with respect to its own confidential information of like importance but, in any event, at least reasonable care. Recipient agrees to be responsible for any use or disclosure of Discloser’s Confidential Information to any of its said Representatives. For the avoidance of doubt, any concept, data, idea, right and other all information set forth in Section 4.1.1 shall be deemed as Relief’s Confidential Information (Relief is the Discloser) and those in Section 4.1.2 shall be deemed as InveniAI’s Confidential Information (InveniAI is the Discloser).

8.2. Exclusions. The undertakings and obligations under Sections 8.1, 8.3 and 8.5 will not apply to any part of the Confidential Information which a Party can prove:

8.2.1. was known to the Recipient prior to disclosure by the Discloser as evidenced by written records;

8.2.2. was generally available to the public prior to disclosure to the Recipient;

8.2.3. is disclosed to Recipient by a Third Party who is not bound by any confidentiality obligation, having a legal right to make such disclosure;

8.2.4. has become, through no act or failure to act on the part of the Recipient, public information or generally available to the public;

8.2.5. is independently developed by the Recipient as evidenced by written records without reference to or reliance upon the Discloser’s Confidential Information; or

8.3. The Recipient may disclose the Discloser’s Confidential Information as required (and only to the extent of such requirement) to by law, court order, or governmental regulation (including securities laws and/or exchange regulations), provided that the Recipient to the extent permitted by law gives the Discloser reasonable notice prior to any such disclosure and reasonably cooperates (at the Discloser’s expense) with the Discloser in obtaining a protective order or other suitable protection from disclosure (if available) with respect to such Confidential Information. Notwithstanding the foregoing and for the sake of clarity, a Party shall have at all times the right to submit a copy of the present Agreement for disclosure purposes in accordance with securities laws and/or exchange regulations, without receiving any prior written consent from the other Party.

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8.4. Irreparable Harm. The Parties acknowledge that each Party’s respective Confidential Information is of special and unique significance to each of them and that any unauthorized disclosure or use of the Discloser’s Confidential Information could cause irreparable harm and significant injury to the Discloser, which may be difficult to ascertain. Accordingly, any breach of this Agreement may entitle the aggrieved Party, in addition to any other right or remedy that it may have available to it by law or in equity, to remedies of injunction, performance and other relief, including recourse in a court of law.

8.5. Notice. Each Party agrees to inform the other Party of any breach or threatened breach of the provisions hereof by its Representatives.

8.6. Survival. The provisions relating to confidentiality in this Article 8 will remain in effect during the Term and for a period of five (5) years after the expiration or termination of the Term.

8.7. Return or Destruction of the Confidential Information. Upon termination of this Agreement for any reason, or upon Discloser’s request at any time, Recipient will promptly return to Discloser or destroy, at the direction of Discloser, all originals and copies of any Confidential Information and destroy all information, records and materials developed therefrom, provided, however, one copy may be retained in Recipient’s legal files for archival purposes as a means of determining any continuing obligation hereunder and the Recipient shall not be required to delete the Confidential Information from back-up archival storage. Such destruction shall be certified in writing to Discloser.

9. MISCELLANEOUS

9.1. Publicity. InveniAI, upon receipt of prior written approval of Relief, may issue reasonable press releases, disclose the existence this Agreement and InveniAI’s relationship with Relief, and disclose to investors and potential investors, under confidentiality obligations consistent with Article 8, that it is providing or has provided services using the Platform to Relief, provided that, in all cases, InveniAI does not disclose any Relief Confidential Information. Relief may issues press release in relation to the existence of this Agreement and Relief’s relationship with InveniAI without receiving any prior written consent from InveniAI provided that, in all cases, Relief does not disclose any InveniAI Confidential Information.

9.2. Indemnification.

9.2.1. Indemnification of Relief. InveniAI shall defend, indemnify and hold harmless each of Relief and its Affiliates, and the directors, officers, stockholders and employees of such entities and the Successors and assigns of any of the foregoing (the “Relief Indemnitees”) from and against any and all losses, liabilities, damages, penalties, fines, costs and expenses (including reasonable attorneys’ fees and other expenses of litigation) (“Losses”) from any claims, actions, suits or proceedings brought by a Third Party (a “Third Party Claim”) incurred by any Relief Indemnitee, arising from, or occurring as a result of (a) the willful misconduct or gross negligence of InveniAI or its Affiliates, (b) any breach of any representation or warranty made by InveniAI under this Agreement, or (c) misappropriation of all or part of a Product Concept from a Third Party by InveniAI or its Affiliates; except in each case to the extent such Third Party Claims fall within the scope of the indemnification obligations of Relief set forth in Section 9.2.2.

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9.2.2. Indemnification of InveniAI. Relief shall defend, indemnify and hold harmless InveniAI, its Affiliates, and the directors, officers, stockholders and employees of such entities and the Successors and assigns of any of the foregoing (the “InveniAI Indemnitees”) from and against any and all Losses from any Third Party Claim incurred by any InveniAI indemnitee, arising from or occurring as a result of (a) the willful misconduct or gross negligence of Relief or its Affiliates, (b) any breach of any representation or warranty made by Relief under this Agreement, or (c) the use of any Product Concepts by Relief, including development or commercialization; except in each case to the extent such Third Party Claims fall within the scope of the indemnification obligations of InveniAI set forth in Section 9.2.1.

9.2.3. Procedure. A Party that intends to claim indemnification under this Section 9.2 shall promptly inform the indemnifying Party in writing of any Third Party Claim, in respect of which the indemnitee intends to claim such indemnification. The indemnified Party shall provide the indemnifying Party with reasonable assistance, at the indemnifying Party’s expense, in connection with the defense of the Third Party Claim for which indemnity is being sought. The indemnitee may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the indemnitor shall have the right to assume and conduct the defense of the Third Party Claim with counsel of its choice. The indemnitor shall not settle any Third Party Claim without the prior written consent of the indemnified Party, not to be unreasonably withheld or delayed, unless the settlement involves only the payment of money. So long as the indemnitor is actively defending the Third Party Claim in good faith, the indemnitee shall not settle any such Third Party Claim without the prior written consent of the indemnifying Party. If the indemnitor does not assume and conduct the defense of the Third Party Claim as provided above, (a) the indemnitee may defend against, and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner the indemnitee may deem reasonably appropriate (and the indemnitee need not consult with, or obtain any consent from, the indemnitor in connection therewith), and (b) the indemnitor will remain responsible to indemnify the indemnitee as provided in this Section 9.2. The failure to deliver written notice to the indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the indemnitor of its indemnification obligations under this Section 9.2 if and to the extent the indemnitor is actually prejudiced thereby.

9.3. Insurance. Each Party, at its own expense, shall maintain a program of insurance in amounts and types consistent with industry standards for a company in a similar position to such Party during the Term.

9.4. Independent Contractors. Each Party shall be and shall act as an independent contractor and not as an agent or partner of, or joint ventures with the other Party for any purpose and neither Party shall have the right, power, or authority to act or create any obligation, express or implied, on behalf of the other Party.

9.5. Force Majeure. If the performance of any part of this Agreement by either Party (other than making payments when due) is prevented, restricted, interfered with or delayed by any reason or cause beyond the reasonable control of such Party and which had been unforeseeable by such Party (including fire, flood, earthquake, storm, embargo, power shortage or failure, acts of war, insurrection, riot, terrorism, strike, lockout or other labor disturbance, shortage of raw materials, regulatory hold, epidemic, pandemic, failure or default of public utilities or common carriers, acts of God or any acts, omissions or delays in acting of the other Party) (a “Force Majeure Event”), the Party so affected will, upon giving written notice to the other Party, be excused from such performance to the extent of such Force Majeure Event, provided that the affected Party will use its substantial efforts to avoid or remove such causes of non-performance and will continue performance with the utmost dispatch whenever such causes are removed. Should the Force Majeure Event continue for a period of three (3) months, Relief shall have the right to terminate this Agreement on fifteen (15) days written notice.

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9.6. Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF CONFIDENTIALITY PROVISIONS, GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, NO PARTY OR ANY OF ITS AFFILIATES WILL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, INDIRECT, AGGRAVATED, EXEMPLARY OR PUNITIVE DAMAGES (INCLUDING LOST PROFITS, BUSINESS OR GOODWILL) IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF WHETHER SUCH DAMAGES ARE FORESEEABLE, AND WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT, OR OTHERWISE, ARISING OUT OF THIS AGREEMENT. FOR THE SAKE OF CLARITY, NOTHING IN THIS AGREEMENT SHALL EXCLUDE OR LIMIT THE LIABILITY OF EITHER PARTY TO THE EXTENT THAT SUCH EXCLUSION OR LIMITATION IS NOT PERMITTED UNDER THE GOVERNING LAW DETERMINED AT SECTION 9.9.

9.7. Dispute Resolution. The Parties recognize that disputes as to certain matters may from time to time arise during the Term that relate to interpretation of a Party’s rights and/or obligations hereunder or any alleged breach of this Agreement. If the Parties cannot resolve any such dispute within thirty (30) days after written notice of a dispute from one Party to another, either Party may, by written notice to the other Party, have such dispute referred to the President & CEO of InveniAI and the President and Representative Director or other senior management designated by him/her of Relief (collectively, the “Senior Executives”). The Senior Executives shall negotiate in good faith to resolve the dispute within thirty (30) days. During such period of negotiations, any applicable time periods under this Agreement shall be tolled. Such resolution, if any, by the Senior Executives shall be final and binding on the Parties. If the Senior Executives are unable to resolve the dispute within such time period, either Party may submit such dispute for arbitration pursuant to Section 9.9, subject to the terms and conditions of this Agreement and the other agreements expressly contemplated hereunder. Notwithstanding anything in this Section 9.7 to the contrary, InveniAI and Relief shall each have the right to apply to any court of competent jurisdiction for appropriate interim or provisional relief, as necessary to protect the rights or property of that Party, subject to Section 9.9.

9.8. Notices. All notices, requests, demands, claims, and other communications permitted or required to be given under this Agreement must be in writing and will be deemed duly given and received: (a) if personally delivered, when so delivered; (b) if sent through an express commercial delivery, upon receipt; or (c) if sent by email, on receipt of acknowledgment from the intended recipient.

To InveniAI:	To Relief:
InveniAI LLC	Relief Therapeutics Holding AG
2614 Boston Post Road	Bâtiment F2/F3, Avenue de Sécheron 15,
Suite 33B, Guilford, CT 06437	1202 Genève, Switzerland
Attention: Krishnan Nandabalan	Attention: Jeremy Meinen
Email: knandabalan@inveniai.com	Email: jeremy.meinen@relieftherapeutics.com

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9.9. Governing Law; Arbitration. This Agreement shall be interpreted and construed under the laws of the State of New York without regard to its conflicts of laws principles. If any dispute which cannot be resolved by the Senior Executives is referred for arbitration pursuant to Section 9.7, then such dispute shall be finally settled by arbitration in accordance with the Rules of the American Arbitration Association then in effect. The place of Arbitration shall be the State of New York, USA and the language to be used in the arbitral proceedings shall be English. Any award made hereunder may be entered into any court or tribunal having jurisdiction hereof.

9.10. Entire Agreement. This Agreement constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes all prior understandings whether written or oral. This Agreement may be modified, amended or waived, in whole or in part, only by written agreement of both Parties.

9.11. Severability. If any term or condition of this Agreement is found to be invalid or unenforceable by any competent court, such term or condition shall be ineffective only to the extent that it is in contravention of applicable law, without invalidating the remaining terms and conditions.

9.12. Assignment.

9.12.1. InveniAI may assign this Agreement without the prior written consent of Relief: a) at any time to an Affiliate; b) starting from the time of completion of the Development Program to a Third Party.

9.12.2. Relief may totally or partially assign this Agreement to an Affiliate or any Third Party without prior written consent of InveniAI.

9.12.3. This Agreement shall be binding upon and inure to the benefit of the Parties and their Successors and permitted assigns, provided that the assigning Party shall be obliged to cause its Successors or assignees to submit to the assigned Party a written undertaking that such Successors or assigns shall perform and comply with any and all obligations under this Agreement.

9.13. Construction. The section headings in this Agreement are for convenience of reference only and will in no way define, limit, extend, or describe the scope of intent of any provisions of this Agreement. Unless otherwise specifically provided in this Agreement, the term “or” will not be deemed to be exclusive, and the terms “including,” “such as,” and words of similar import will not be deemed to limit the language preceding such term, but rather will be deemed to mean “including without limitation.” This Agreement will be considered for all purposes as having been prepared through the joint efforts of the Parties; no presumption will apply in favor of either Party in the interpretation of this Agreement or in the resolution of any ambiguity of any provision in this Agreement based on the preparation, substitution, submission, or other event of negotiation, drafting, or execution of this Agreement.

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9.14. Waiver of Breach. No delay or waiver by either Party of any condition or term in any one or more instances will be construed as a further or continuing waiver of such condition or term or of another condition or term.

9.15. Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to perform all such other acts, as may be necessary or appropriate in order to carry out the Purposes and intent of this Agreement.

9.16. Performance by Affiliates. To the extent that this Agreement imposes obligations on Affiliates of a Party, such Party will agree to cause its Affiliates to perform such obligations. Any Party may contract with one or more of its Affiliates to perform its obligations hereunder, provided that such Party will remain liable hereunder for the prompt payment and performance of all its respective obligations hereunder and any acts/omissions of such Affiliates as it relates to the services.

9.17. Modification. No amendment or modification of any provision of this Agreement will be effective unless in a prior writing signed by all Parties hereto. No provision of this Agreement will be varied, contradicted or explained by any oral agreement, course of dealing or performance or any other matter not set forth in an agreement in writing and signed by all Parties hereto. All purchase orders, acknowledgments and other business forms issued by either Party are for the convenience of the issuing Party, and will not modify or supplement this Agreement even if countersigned or otherwise accepted by the other Party.

9.18. No Third Party Beneficiaries. No Person other than the Parties and their respective permitted Successors and assigns hereunder will be deemed an intended beneficiary hereunder, nor have any right to enforce any obligation of any Party to this Agreement.

9.19. Survival. Expiration or termination of this Agreement will not relieve the Parties of any rights or obligation accruing prior to such expiration or termination. In addition, upon expiration or termination of this Agreement, all rights and obligations of the Parties under this Agreement will terminate, except those described in the following Sections and Articles: Articles 1, 3, 4, 5, 6, 8 and 9 (excluding Section 9.1); Section 7.4.

9.20. Counterparts. This Agreement may be executed in any number of counterparts each of which will be deemed an original, and all of which together will constitute one and the same instrument. This Agreement may be executed by .pdf or other electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were the original signatures.

Remainder of page intentionally left blank. Signature page follows.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

INVENIAI LLC		RELIEF THERAPEUTICS HOLDING SA

By:	/s/ Aman Kant	By:	/s/ Jeremy Meinen
Name:	Aman Kant	Name:	Jeremy Meinen
Title:	Chief Business Officer	Title:	VP Finance and Administration
	11/23/2021		11/23/2021

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